Exhibit 17



                             Letter of Resignation


                                                          October 16, 2003



To the Accesspoint Board:

I hereby resign from the position of President and CEO, and Director of Accesspoint Corporation, effective October 20, 2003.

I will work with the new President and CEO to ensure SEC compliance, accounting turnover and any other outstanding items until he/she is able to assume the management of them.


Sincerely,

/s/ Becky H. Takeda
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Becky H. Takeda